EXHIBIT 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer 708-450-6759
MIDWEST BANC HOLDINGS SELLS WESTERN ILLINOIS BANK
Holding Company Intensifies Growth Initiatives in Chicago Metropolitan Area
MELROSE PARK, IL (October 4, 2005) – Midwest Banc Holdings, Inc. (Nasdaq: MBHI) today announced completion of its previously announced sale of Midwest Bank of Western Illinois, based in Monmouth, to an investor group including bank managers and other local investors.
Midwest Bank of Western Illinois operates six branches in Monmouth, Galesburg, Oquawka, Aledo and Kirkwood, Illinois, serving more than 6,000 agricultural, commercial, individual and other customers. The investment group making the purchase includes its president and chief executive officer, Christopher J. Gavin, along with directors of the Western Illinois bank and prominent local investors.
The investor group purchased the $282.5 million bank for $35.9 million in cash. The final purchase price is subject to confirmation of the bank’s Tier One Capital as of September 30, 2005. Midwest Banc Holdings must prepare and deliver its calculation of the adjusted Tier One Capital to WIB within 15 days of the closing. Once the final purchase price has been agreed upon by the parties, Midwest Banc Holdings will be able to determine its gain on the sale of the bank.
“This transaction places a committed, local management team at the helm of a major agricultural bank in Western Illinois, while freeing up Midwest Banc Holdings to intensify our growth initiatives in the Chicago metropolitan area,” said James J. Giancola, president and chief executive officer of Midwest Banc Holdings. “The transaction also completes all the major phases of our repositioning and turnaround effort at the holding company and our largest subsidiary, Midwest Bank and Trust Company.”
Midwest Bank and Trust Company, based in Melrose Park, operates 17 branches in the greater Chicago metropolitan area, with $2.2 billion of assets at June 30, 2005. Following the naming of Giancola as president and CEO in the fall of 2004, the bank has embarked on a turnaround strategy that includes expanded lending activity, reduced risk and a stronger balance sheet.

The company absorbed several charges related to repositioning effort and added senior staff to expand both loan growth and asset quality oversight through the end of 2004 and the first three quarters of this year. In August, Midwest Banc Holdings returned to the equity market, raising more than $67.9 million in new capital, including overallotment shares. In September, federal and state regulators announced the termination of the written agreement that was entered into on March 15, 2004.
“The net impact of all these activities is to create a strong new opportunity for our company,” Giancola said. “We enter the fourth quarter with an expanded management team, stronger asset quality, more effective oversight, increased focus and the capital base required to grow both internally and by acquisition.”
Information on MBHI is available on the Internet at www.midwestbanc.com.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.
###
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”